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Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        We hereby consent to the incorporation by reference in Amendment No. 4 (the "Amendment") to the Registration Statement on Form S-1 and Form S-3 of SandRidge Mississippian Trust II and SandRidge Energy, Inc., to be filed on or about April 4, 2012 of all references to the name of Netherland, Sewell & Associates, Inc.

        We also hereby consent to the inclusion of our reports on reserves, as of December 31, 2011, of the Underlying Properties and royalty interests to be conveyed to SandRidge Mississippian Trust II and to the inclusion of such reports as an annex to the prospectus included in the Amendment; to references to Netherland, Sewell & Associates, Inc. in the Amendment, including under the heading "Experts"; and to the inclusion in the Amendment of information taken from the reports listed below in SandRidge Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on February 27, 2012:

        December 31, 2011, SandRidge Energy, Inc. Interest in Certain Properties located in the United States—SEC Price Case

        December 31, 2010, SandRidge Energy, Inc. Interest in Certain Properties located in the United States—SEC Price Case

        December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States—SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.
	By:	/s/ C.H. (SCOTT) REES III
		Name:	C.H. (Scott) Rees III, P.E.
		Title:	Chairman and Chief Executive Officer
Dallas, Texas April 4, 2012

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  Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS